Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional in Information in Post-Effective Amendment No. 15 to the Registration Statement (Form N-1A, No. 333-53546) of Morgan Stanley International Value Equity Fund and to the incorporation by reference of our report, dated October 24, 2011 on Morgan Stanley International Value Equity Fund included in the Annual Report to Shareholders for the fiscal year ended August 31, 2011.

Boston, Massachusetts

December 21, 2011